EXHIBIT 4.12

$210,000,000

JACOBS ENTERTAINMENT, INC.

9.75% Senior Notes due 2014

PURCHASE AGREEMENT

June 9, 2006

CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse”),

  As Representative of the Several Purchasers,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Dear Sirs:

1.                                      Introductory.  Jacobs Entertainment, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several initial purchasers named in Schedule A hereto (the “Purchasers”) U.S. $210,000,000 principal amount of its 9.75% Senior Notes due 2014 (the “Notes”).  The obligations of the Company under the Indenture (as defined below) and the Notes will be unconditionally guaranteed (the “Guarantees” and, together with the Notes, the “Offered Securities”), on a joint and several basis, by each of the Company’s subsidiaries listed in Schedule B hereto (each, a “Guarantor” and, collectively, the “Guarantors” and, together with the Company, the “Issuers”).  The Offered Securities will be issued under an indenture, dated as of June 16, 2006 (the “Indenture”), among the Issuers and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The United States Securities Act of 1933, as amended, is herein referred to as the “Securities Act.”

The holders of the Offered Securities will be entitled to the benefits of a Registration Rights Agreement of even date herewith among the Issuers and the Purchasers (the “Registration Rights Agreement”), pursuant to which the Issuers agree to file a registration statement with the Securities Exchange Commission (the “Commission”) as described in the Preliminary Offering Circular and the Final Offering Circular (each as defined below).

The Issuers propose to issue the Offered Securities in connection with (i) the acquisition by the Company of three truck plaza video gaming facilities and the raw land to develop a fourth video gaming plaza from Gameco Holdings, Inc., an affiliate of the Company (the “Truck Plaza Acquisitions”), in each case pursuant to an asset purchase agreement (the

“Truck Plaza Acquisition Agreements”); (ii) the acquisition by the Company of the Best Western Piñon Plaza Resort, a land-based casino located in Carson City, Nevada (“Piñon Plaza” and, together with the Truck Plaza Acquisitions, the “Acquisitions”) pursuant to an asset purchase agreement (the “Piñon Acquisition Agreement” and, together with the Truck Plaza Acquisition Agreements, the “Acquisition Documents”); (iii) the conversion of a 21,000 square-foot facility in Elko, Nevada, into a casino (the “Elko Development”); (iv) the entrance by the Company and the Guarantors into a senior secured credit facility, which will provide for (a) a $40 million term loan, (b) a $40 million revolving credit facility and (c) a $20 million delayed draw term loan, as more fully described in the General Disclosure Package and the Final Offering Circular (each as defined below) under the heading “Description of Other Indebtedness—Senior Secured Credit Facilities” (the “Credit Facility”); (v) the consummation by the Company of a tender offer (the “Tender Offer”) to purchase any or all of its outstanding 11 7/8% Senior Secured Notes due 2009 (the “2009 Notes”), in connection with which the Company and its subsidiaries that have issued guarantees of the 2009 Notes will enter into a supplemental indenture (the “Supplemental Indenture”) with the Trustee pursuant to which substantially all of the restrictive covenants applicable to the 2009 Notes will cease to apply to the 2009 Notes and the collateral securing the 2009 Notes will be released; and (vi) the payment by the Company of related fees and expenses.

The Offered Securities, the Exchange Notes (as defined in the Registration Rights Agreement), the Private Exchange Securities (as defined in the Registration Rights Agreement), the Indenture, the Registration Rights Agreement, the Credit Facility, the Supplemental Indenture, the other documents relating to the Tender Offer and this Agreement are herein collectively referred to as the “Basic Documents.” The Truck Plaza Acquisition Agreements and the Piñon Acquisition Agreement, together with all related agreements, instruments and other documents required in connection therewith are herein collectively referred to as the “Acquisition Documents” and, together with the Basic Documents, the “Transaction Documents.”  The Acquisitions, the issuance of the Offered Securities and each of the other transactions contemplated by the Transaction Documents are herein collectively referred to as the “Transactions.”

The Issuers hereby agree with the several Purchasers as follows:

2.                                      Representations and Warranties of the Company.  Each Issuer represents and warrants to, and agrees with, the several Purchasers that:

(a)                                 A preliminary offering circular (as supplemented by the Supplement dated June 9, 2006, the “Preliminary Offering Circular”) relating to the Offered Securities to be offered by the Purchasers and a final offering circular (the “Final Offering Circular”) disclosing the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement) have been or will be prepared by the Company.  “General Disclosure Package” means the Preliminary Offering Circular, together with any Issuer Free Writing Communication (as hereinafter defined) existing at the Applicable Time (as hereinafter defined) and the information in which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule C to this Agreement (including the term sheet listing the final terms of the Offered Securities and their offering, included in Schedule C to this Agreement, which is referred to as the “Terms Communication”).

“Applicable Time” means 10 :00 am ( New York City time) on the date of this Agreement.  As of the date of this Agreement, the Final Offering Circular does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  At the Applicable Time neither (i) the General Disclosure Package, nor (ii) any individual Supplemental Marketing Material (as hereinafter defined), when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding two sentences do not apply to statements in or omissions from the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. Except as disclosed in the General Disclosure Package, on the date of this Agreement, the Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports (collectively, the “Exchange Act Reports”) which have been filed by the Company with the Commission or sent to shareholders pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

“Free Writing Communication” means a written communication (as such term is defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Circular or the Final Offering Circular.  “Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of any Issuer, used or referred to by any Issuer or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in such Issuer’s records.  “Supplemental Marketing Material” means any Issuer Free Writing Communication (other than any Issuer Free Writing Communication specified in Schedule C to this Agreement) set forth on Schedule D to this Agreement.

(b)                                 The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware , with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the management, business, condition (financial or other), properties or results of operations of the Company and the Subsidiaries, taken as a whole (any such event, a “Material Adverse Effect”).

(c)                                  Each subsidiary of the Company has been duly organized and is in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company is duly qualified to do business as a foreign entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect; all of the issued and outstanding equity interests of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable; and the equity interests of each subsidiary owned by the Company, directly or through subsidiaries, are owned free from liens, encumbrances and defects except as described in the General Disclosure Package.

(d)                                 Each of the Issuers has the requisite corporate power and authority to execute, deliver and perform its obligations under the Offered Securities, the Exchange Notes and the Private Exchange Securities.  The Notes, the Exchange Notes and the Private Exchange Securities have each been duly and validly authorized by the Company for issuance and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and, in the case the Notes, delivered to and paid for by the Purchasers in accordance with the terms hereof, and, in the case of the Exchange Notes and the Private Exchange Securities delivered in exchange for the Notes, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”); the Guarantees endorsed on the Notes and the guarantees to be endorsed on the Exchange Notes and the Private Exchange Securities have each been duly and validly authorized by each of the Guarantors to the extent applicable and, when the Notes are executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to and paid for by the Purchasers in accordance with the terms hereof, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Guarantors, entitled to the benefits of the Indenture and enforceable against the Guarantors in accordance with their terms except that the enforcement thereof may be limited by the Enforceability Exceptions; the Offered Securities are in the form contemplated by the Indenture.

(e)                                  Each of the Issuers has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture.  The Indenture has been duly and validly authorized by the Issuers and meets the requirements for qualification under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and, when executed and delivered by the Issuers (assuming the due authorization, execution and delivery thereof by the Trustee), will constitute a valid and legally binding agreement of the Issuers, enforceable against the Issuers in accordance with its terms except that the enforcement thereof may be limited by the Enforceability Exceptions.

(f)                                   Each of the Issuers has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly authorized by the Issuers and, when executed and delivered by the Issuers, will constitute a valid and legally binding agreement of the Issuers (assuming due authorization, execution and delivery by the other parties thereto), enforceable against the Issuers in accordance with its terms except that the enforcement thereof may be limited by the Enforceability Exceptions and except as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy considerations.

(g)                                  Each of the Issuers has the requisite corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement.  The Registration Rights Agreement has been duly and validly authorized by the Issuers and, when executed and delivered by the Issuers, will constitute a valid and legally binding agreement of the Issuers (assuming due authorization, execution and delivery by the other parties thereto), enforceable against the Issuers in accordance with its terms except that the enforcement thereof may be limited by the Enforceability Exceptions and except as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy considerations.

(h)                                 Each of the Issuers has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents, in each case to the extent a party thereto.  The Transaction Documents have been duly and validly authorized by the Issuers, in each case to the extent a party thereto, and, when executed and delivered by the applicable Issuers, will constitute valid and legally binding agreements of such Issuers, enforceable against such Issuers in accordance with their terms except that the enforcement thereof may be limited by the Enforceability Exceptions and except as any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.  Each of the Transaction Documents conforms in all material respects to the description thereof in the General Disclosure Package.

(i)                                     (A) The Issuers have delivered to the Purchasers a true and correct copy of each of the Transaction Documents that have been executed (or finalized to the extent execution is not required) and delivered prior to the date of this Agreement and each other Transaction Document in the form substantially as it will be executed and delivered on or prior to the Closing Date, together, in each case, with all related agreements and all schedules and exhibits thereto, and as of the date hereof there have been no material amendments, alterations, modifications or waivers of any of the provisions of any of the Transaction Documents or from the form in which any such Transaction Document has been delivered to the Purchasers; and (B) there exists as of the date hereof (after giving effect to the transactions contemplated by each of the Transaction Documents) no event or condition that would constitute a default or an event of default (in each case, as defined in each of the Transaction Documents) under any of the Transaction Documents that would result in a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Transactions.

(j)                                    Except as set forth in the General Disclosure Package, no consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body or third party is required for the performance of any Transaction Document or otherwise in connection with the Tender Offer by the Issuers or for the consummation by the Issuers of any of the transactions contemplated hereby and thereby, or the application of the proceeds of the issuance of the Offered Securities as described in General Disclosure Package (including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board (collectively, the “Nevada Gaming Authorities”), the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming (collectively, the “Colorado Gaming Authorities”), the Louisiana Gaming Control Board and the Video Gaming Division of the Louisiana State Police (the “Louisiana Gaming Authorities”) and the Virginia Racing Commission (the “Virginia Gaming Authorities”) (collectively, the “Gaming Authorities”)), except as has already been acquired or as may be required under state securities or “Blue Sky” laws in connection with the Tender Offer or the purchase and distribution of the Offered Securities by the Purchasers and except as would not, individually or in the aggregate, have a Material Adverse Effect; all such consents, approvals, authorizations, licenses, qualifications, exemptions and orders (including, without limitation, pursuant to any statutes, laws, rules or regulations relating to gaming or wagering which are applicable to the businesses of the Issuers (collectively, “Gaming Laws”) which are required to be obtained by law or by any Transaction Document by the Closing Date have been obtained or made, as the case may be, and are in full force and effect and not the subject of any pending or, to the best knowledge of the Issuers, threatened attack by appeal or direct proceeding or otherwise.

(k)                                 None of the Issuers is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation, including, without limitation, any rule or regulation of any Gaming Authority, applicable to it or any of its properties or assets, which breach or violation would, individually or in the aggregate, have a Material Adverse Effect, or (iii) in default (nor has any event occurred which with notice or passage of time, or both, would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in any Transaction Document or any other contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which it is a party or to which it is subject, which default would, individually or in the aggregate, have a Material Adverse Effect.

(l)                                     The execution, delivery and performance by the Issuers of each of the Transaction Documents to which they are parties and the consummation by the Issuers of the transactions contemplated hereby and thereby and by the General Disclosure Package and the fulfillment of the terms hereof and thereof will not (a) violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (i) the terms or provisions of any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which any Issuer is a party or to which any of its properties or assets are subject, (ii) the certificate of incorporation or bylaws (or similar organizational document) of any Issuer or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws) any statute, judgment, decree, order, rule or regulation of any court or governmental agency or other body (including, without limitation, any Gaming Law and any rule or regulation of any Gaming Authority) applicable to the Issuers or any of their respective properties or assets or (b) result in the imposition of any lien upon or with respect to any of the properties or assets now owned or hereafter acquired by any Issuer (other than any lien arising under the Transaction Documents), which violation, conflict, breach, default or lien would, individually or in the aggregate, have a Material Adverse Effect.

(m)                             The audited consolidated financial statements included in the General Disclosure Package present fairly the consolidated financial position, results of operations and cash flows of the entities for which they are included at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; the interim unaudited consolidated financial statements included in the General Disclosure Package present fairly the consolidated financial position, results of operations and cash flows of such entities at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the audited consolidated financial statements included therein; the summary and selected financial and statistical data included in the General Disclosure Package present fairly the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein; and Deloitte & Touche LLP, which has examined certain of such financial statements as set forth in its reports included in the General Disclosure Package, is an independent public accounting firm as required by the Securities Act.

(n)                                 The pro forma financial statements and other pro forma financial information (including the notes thereto) included in the General Disclosure Package (A) have been prepared in accordance with applicable requirements of Regulation S-X promulgated under the Exchange Act and (B) have been properly computed on the bases described therein; and the assumptions used in the preparation of the pro forma financial statements and other pro forma financial information included in the General Disclosure Package are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

(o)                                 Except as described in the General Disclosure Package, there is not pending or, to the best knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, to which any of the Issuers is a party, or to which its respective properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, that, if determined adversely to any Issuer would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the Transactions or the issuance or sale of the Offered Securities to be sold hereunder or the application of the proceeds therefrom or the other transactions described in the General Disclosure Package.

(p)                                 None of the Issuers has, and, after giving effect to the Transactions and the issuance and sale of the Offered Securities, no Issuer will have any liability for any prohibited transaction (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”)), accumulated funding deficiency (as defined in Section 302 of ERISA) or any complete or partial withdrawal from a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), with respect to any plan (as defined in Section 3(3) of ERISA) as to which the Issuers have or could have any direct or indirect, actual or contingent liability.  With respect to such plans, the Issuers are, and, after giving effect to the Transactions and the issuance and sale of the Offered Securities, will be, in compliance in all material respects with all provisions of the Code and ERISA.

(q)                                 The Issuers own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how that are necessary to conduct their business (including, without limitation, those issued by Gaming Authorities) as described in the General Disclosure Package.  No Issuer has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

(r)                                    Except as set forth in the General Disclosure Package, each Issuer and each of their respective securityholders, directors and members of management possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals (including, without limitation, the Gaming Authorities) presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the General Disclosure Package (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each Issuer and each of their respective securityholders, directors and members of management has fulfilled and performed in all material respects all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and none of the Issuers has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the General Disclosure Package and except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(s)                                   Subsequent to the respective dates as of which information is given in the General Disclosure Package and except as described therein, (i) the Issuers have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions, in either case whether or not in the ordinary course of business, (ii) the Issuers have not purchased any of their respective outstanding capital stock, or declared, paid or otherwise made any dividend or distribution of any kind on any of their respective capital stock or otherwise (other than, with respect to any of the Guarantors, the purchase of, or dividend or distribution on, capital stock owned by the Company), (iii) there has not been any other change in the capital stock or any change in the long-term indebtedness of the Issuers, (iv) there has not occurred any material change, or any development involving a prospective material change, in or affecting the general affairs, management, business, condition (financial or other), properties, prospects or results of operations of the Issuers, taken as a whole, not contemplated by the General Disclosure Package and (v) the Issuers have not sustained any material loss or interference with respect to their respective businesses or properties from fire, flood, hurricane, earthquake, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding.

(t)                                    There are no legal or governmental proceedings, nor are there any contracts or other documents required by the Securities Act to be described in a prospectus for a Registration Statement on Form S-1 that are not described in the General Disclosure Package.  Except as described in the General Disclosure Package, none of the Issuers is in default under any of the contracts described in the General Disclosure Package, has received a notice or claim of any such default or has knowledge of any breach of such contracts by the other party or parties thereto, except such defaults or breaches as would not, individually or in the aggregate, have a Material Adverse Effect.

(u)                                 None of the Issuers has taken or will take any action that would cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

(v)                                 Each of the Issuers has good and marketable title to all real property described in the General Disclosure Package as being owned by it and good and marketable title to the leasehold estate in the real property described therein as being leased by it, free and clear of all liens, charges, encumbrances or restrictions, except, in each case, as described in the General Disclosure Package or such as would not, individually or in the aggregate, have a Material Adverse Effect.  All leases, contracts and agreements, including those referred to in the General Disclosure Package to which any Issuer is a party or by which any of them is bound are valid and enforceable against such Issuer (subject to the Enforceability Exceptions), are, to the knowledge of the Issuers, valid and enforceable against the other party or parties thereto (subject to the Enforceability Exceptions) and are in full force and effect.

(w)                               Each of the Issuers has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and have paid all taxes shown as due thereon; and other than tax deficiencies which any Issuer is contesting in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting principles or as otherwise disclosed in the General Disclosure Package, there is no tax deficiency that has been asserted against any Issuer that would, individually or in the aggregate, have a Material Adverse Effect.

(x)                                 (i) Immediately after the consummation of the Transactions and the other transactions contemplated by this Agreement and the other Transaction Documents, the (i) fair value and present fair saleable value of the assets of each of the Issuers will exceed the sum of its stated liabilities and identified contingent liabilities; and (ii) each of the Issuers is not, nor will it be, after giving effect to the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions and the other transactions contemplated hereby and thereby, in each case to which it is a party (a) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted or (b) unable to pay its debts (contingent or otherwise) as they mature.

(y)                                 Except as disclosed in the General Disclosure Package and except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) each of the Issuers is in compliance with all, and is not subject to liability (including, without limitation, fines or penalties) under any, applicable Environmental Laws, (B) each of the Issuers has made all filings and provided all notices required under any applicable Environmental Law, and has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their requirements, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the best knowledge of the Issuers, threatened against any Issuer under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by any Issuer, (E) no Issuer is subject to any order, decree or agreement requiring, or otherwise obligated or required to perform any response or corrective action relating to any hazardous material, (F) no Issuer has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any comparable state law, (G) no property or facility of any Issuer is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority and (H) there are no past or present actions, events, operations or activities which could reasonably be expected to prevent or interfere with compliance by any Issuer with any applicable Environmental Law or to result in liability (including, without limitation, fines or penalties) under any applicable Environmental Law.

For purposes of this Agreement, the following terms shall have the following meanings:  “Environmental Law” means any federal, state, local or municipal statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment binding on any Issuer, relating to pollution or protection of the environment, natural resources or health or safety including, without limitation, any relating to the release or threatened release of any pollutant, contaminated substance, material, waste, chemical or contaminant subject to regulation thereunder.

(z)                                  No Issuer is, or immediately after the Closing Date will be, required to register as an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(aa)                          No Issuer or any of such entities’ directors, officers, employees, agents or controlling persons has taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result, under the Securities Act or otherwise, in, or that has constituted, stabilization or manipulation of the price of the Offered Securities.

(bb)                          No Issuer or any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any “security” (as defined in the Securities Act) which is or could be integrated with the sale of the Offered Securities in a manner that would require the registration under the Securities Act of the Offered Securities or (ii) assuming the accuracy of the representations and warranties of the Purchasers and compliance by the Purchasers with the covenants in Section 4 hereof, engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Offered Securities or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.  Assuming the accuracy of the representations and warranties of the Purchasers and compliance by the Purchasers with the covenants in Section 4 hereof, it is not necessary in connection with the offer, sale and delivery of the Offered Securities to the Purchasers in the manner contemplated by this Agreement to register any of the Offered Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(cc)                            No securities of any Issuer are of the same class (within the meaning of Rule 144A under the Securities Act) as the Offered Securities and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

(dd)                          Except as set forth in the General Disclosure Package, there is no strike, labor dispute, slowdown or work stoppage with the employees of any Issuer which is pending or, to the best knowledge of any Issuer, threatened.

(ee)                            Each Issuer carries insurance (including self-insurance) in such amounts and covering such risks as in its reasonable determination is adequate for the conduct of its business and the value of its properties.

(ff)                              Each Issuer (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.  Each Issuer maintains systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(gg)                            No holder of securities of any Issuer will be entitled to have such securities registered under the registration statements required to be filed by the Issuers pursuant to the Registration Rights Agreement other than as expressly permitted thereby.

(hh)                          The statistical and market and industry-related data included in the General Disclosure Package are based on or derived from sources which the Issuers believe to be reliable and accurate or represent the Issuers’ good faith estimates that are made on the basis of data derived from such sources.

(ii)                                  Except as disclosed in the General Disclosure Package, the Issuers do not know of any claims for services, either in the nature of a finder’s fee or financial advisory fee, with respect to the offering of the Offered Securities and the transactions contemplated by the General Disclosure Package.

(jj)                                None of the Issuers, any of their respective Affiliates or any person acting on its or their behalf (other than the Purchasers, as to which the Issuers make no representation) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act (“Regulation S”)) with respect to the Offered Securities and the Issuers and their respective Affiliates and any person acting on its or their behalf (other than the Purchasers, as to which the Issuers make no representation) have acted in accordance with the offering restrictions requirement of Regulation S.

Any certificate signed by any officer of any Issuer and delivered to any Purchaser or to counsel for the Purchasers shall be deemed a joint and several representation and warranty by the Issuers to each Purchaser as to the matters covered thereby.

3.                                      Purchase, Sale and Delivery of Offered Securities.  On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 9.75% of the principal amount thereof plus accrued interest from June 16, 2006 to the Closing Date (as hereinafter defined), the aggregate principal amount of Notes set forth opposite the name of such Purchasers in Schedule A hereto.

The Issuers will deliver against payment of the purchase price the Offered Securities in the form of one or more permanent global securities in definitive form (the “Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. Interests in any permanent Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Final Offering Circular.  Payment for the Offered Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse at the office of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, at 10:00 A.M. (New York time), on June 16, 2006, or at such other time not later than seven full business days thereafter as Credit Suisse and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Securities. The Global Securities will be made available for checking at the above office of Cahill Gordon & Reindel LLP, at least 24 hours prior to the Closing Date.

4.                                      Representations by Purchasers; Resale by Purchasers.

(a)                                 Each Purchaser severally represents and warrants to the Issuers that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(b)                                 Each Purchaser severally acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Offered Securities, and will offer and sell the Offered Securities only in accordance with Rule 903 or Rule 144A under the Securities Act (“Rule 144A”). Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S and Rule 144A.

(c)                                  Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company.

(d)                                 Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered

Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

(e)                                  Each of the Purchasers severally represents and agrees that (i) it has not offered or sold and prior to the expiry of a period of six months from the closing date, will not offer or sell any Offered Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Offered Securities in circumstances in which section 21(1) of the FSMA does not apply to the Company or any Guarantor; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.

5.                                      Certain Agreements of the Issuers.  The Issuers jointly and severally agree with the several Purchasers that:

(a)                                 The Issuers will advise Credit Suisse promptly of any proposal to amend or supplement the Preliminary or Final Offering Circular and will not effect such amendment or supplementation without Credit Suisse’s consent, which Credit Suisse shall not unreasonably withhold.  If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers, there occurs an event or development as a result of which any document included in the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at such time, not misleading, or if it is necessary at any such time to amend or supplement the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material to comply with any applicable law, the Company promptly will notify Credit Suisse of such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission. Neither Credit Suisse’s consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.  The first sentence of this subsection does not apply to statements in or omissions from any document in the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material made in reliance upon and in conformity with written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(b)                                 The Issuers will furnish to Credit Suisse copies of the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the

Final Offering Circular, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as Credit Suisse requests, and the Company will furnish to Credit Suisse on the date hereof three copies of each of the foregoing documents signed by a duly authorized officer of the Company, one of which in the case of the Preliminary Offering Circular and Final Offering Circular will include the independent accountants’ reports manually signed by such independent accountants. At any time when the Company is not subject to Section 13 or 15(d) of or otherwise filing reports in accordance with the Exchange Act, the Company will promptly furnish or cause to be furnished to Credit Suisse and, upon request, to each of the other Purchasers) and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities.  The Company will pay the expenses of printing and distributing to the Purchasers all such documents.

(c)                                  The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as Credit Suisse designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers, provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such jurisdiction.

(d)                                 During the period of two years after the Closing Date, the Company will, upon request, furnish to Credit Suisse, each of the other Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.

(e)                                  During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Securities that have been reacquired by any of them.

(f)                                   During the period of two years after the Closing Date, no Issuer will be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(g)                                  The Company will pay all expenses incidental to the performance of its obligations under this Agreement, the Indenture and the Registration Rights Agreement, including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Exchange Securities (as defined in the Registration Rights Agreement), the preparation and printing of this Agreement, the Registration Rights Agreement, the Offered Securities, the Indenture, the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure

Package, the Final Offering Circular, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and as applicable, the Exchange Securities; (iii) the reasonable out-of-pocket expenses of the Purchasers in connection with the offering of the Offered Securities (including, without limitation, road show expenses) and the negotiation, preparation, execution and delivery of the General Disclosure Package and the Final Offering Circular and the Basic Documents (including, without limitation, 50% of the fees, expenses and disbursements of Cahill Gordon & Reindel LLP, counsel to the Purchasers); (iv) the cost of qualifying the Offered Securities for trading in The PortalSM Market (“PORTAL”) and any expenses incidental thereto; (v) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities (vi) any expenses (including fees and disbursements of the Purchasers’ counsel) incurred in connection with qualification of the Offered Securities or the Exchange Securities for sale under the laws of such jurisdictions in the United States and Canada as Credit Suisse designates and the printing of memoranda relating thereto, (vii) any fees charged by investment rating agencies for the rating of the Securities or the Exchange Securities, and (viii) expenses incurred in distributing the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Purchasers. The Company will also pay or reimburse the Purchasers (to the extent incurred by them) for all travel expenses of the Purchasers and the Issuers’ officers and employees and any other expenses of the Purchasers and the Issuers in connection with attending or hosting meetings with prospective purchasers of the Offered Securities from the Purchasers.

(h)                                 In connection with the offering, until Credit Suisse shall have notified the Company and the other Purchasers of the completion of the resale of the Offered Securities, no Issuer nor any of its affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

6.                                      Free Writing Communications.

(a)                                 Each Issuer represents and agrees that, unless it obtains the prior consent of Credit Suisse, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Communication.

(b)                                 The Issuers consent to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in the Terms Communication or is included in or is subsequently included in the Final Offering Circular or (ii) does not contain any material information about the Issuers or their securities that was provided by or on behalf of the

Issuers, it being understood and agreed that any such Free Writing Communication referred to in clause (i) or (ii) shall not be an Issuer Free Writing Communication for purposes of this Agreement.

7.                                      Conditions to the Obligations of the Purchasers and Issuers.  (a)  The obligations of the several Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Issuers herein, to the accuracy of the statements of officers of the Issuers made pursuant to the provisions hereof, to the performance by the Issuers of their obligations hereunder and to the following additional conditions precedent:

(i)  The Purchasers shall have received “comfort” letters, dated the date of this Agreement and the Closing Date, of Deloitte & Touche LLP in form and substance reasonably satisfactory to Credit Suisse, containing statements and information of the type customarily included in accountants’ “comfort” letters to underwriters with respect to the financial statements and certain financial information contained in the General Disclosure Package and the Final Offering Circular; provided that the letter dated as of and delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

(ii)  Subsequent to the execution and delivery of this Agreement, there shall not have occurred (A) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Issuers taken as one enterprise which, in the judgment of a majority in interest of the Purchasers including Credit Suisse, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities; (B) any downgrading in the rating of any debt securities of any Issuer by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of any Issuer (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that any Issuer has been placed on negative outlook; (C) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of a majority in interest of the Purchasers including Credit Suisse, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market, (D) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange; (E) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (F) any banking moratorium declared by U.S. Federal or New York authorities; (G) any major disruption of settlements of securities or clearance services in the United States or (H) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, or any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of a majority in interest of the Purchasers including Credit Suisse, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or sale of and payment for the Offered Securities.

(iii)  The Purchasers shall have received an opinion of Baker & Hostetler LLP, counsel to the Issuers, in form and substance satisfactory to the Purchasers and Cahill Gordon & Reindel LLP, counsel to the Purchasers, dated the Closing Date, substantially in the form of Exhibit A-1 (with respect to the Company and as to Delaware and Colorado law only) hereto.  In rendering such opinion, Baker & Hostetler LLP shall have received and may rely upon such certificates and other documents and information, including one or more opinions of local counsel reasonably acceptable to the Purchasers and Cahill Gordon & Reindel LLP, counsel to the Purchasers, as they may reasonably request to pass upon such matters.

(iv)  The Purchasers shall have received an opinion of Brett A. Sulzer LLC, Louisiana gaming counsel to Jalou L.L.C., a Louisiana limited liability company (“Jalou”) and Jalou II Inc., a Louisiana corporation (“Jalou II”), in form and substance satisfactory to the Purchasers and Cahill Gordon & Reindel LLP, dated the Closing Date, substantially in the form of Exhibit A-2 hereto. In rendering such opinion, Brett A. Sulzer LLC shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters.

(v)  The Purchasers shall have received an opinion of Hahn Loeser & Parks LLP, special counsel to Diversified, in form and substance satisfactory to the Purchasers and Cahill Gordon & Reindel LLP, dated the Closing Date, substantially in the form of Exhibit A-3 hereto. In rendering such opinion, Hahn Loeser & Parks shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters.

(iv)  The Purchasers shall have received an opinion of Hirschler Fleischer, A Professional Corporation, Virginia corporate and gaming counsel to Colonial Holdings, Inc. (“Colonial Holdings”), in form and substance satisfactory to the Purchasers and Cahill Gordon & Reindel LLP, dated the Closing Date, substantially in the form of Exhibit A-4 (with respect to GA and as to Virginia law only) hereto. In rendering such opinion, Hirschler Fleischer, A Professional Corporation, shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters.

(vii)  The Purchasers shall have received an opinion of Jones & Keller, P.C., Colorado corporate counsel to Black Hawk Gaming & Development Company, Inc. (“Black Hawk”), in form and substance satisfactory to the Purchasers and Cahill Gordon & Reindel LLP, dated the Closing Date, substantially in the form of Exhibit A-5 hereto. In rendering such opinion, Jones & Keller, P.C. shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters.

(viii)  The Purchasers shall have received an opinion of Isaacson Rosenbaum Woods & Levy, P.C., Colorado gaming counsel to Black Hawk, in form and substance satisfactory to the Purchasers and Cahill Gordon & Reindel LLP, dated the Closing Date, substantially in the form of Exhibit A-6 hereto. In rendering such opinion, Isaacson Rosenbaum Woods & Levy, P.C. shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters.

(ix)  The Purchasers shall have received an opinion of Schreck Brignone, Nevada gaming counsel to Black Hawk, Gold Dust West Casino, Inc. and Jacobs Pinon Plaza Entertainment, Inc., in form and substance satisfactory to the Purchasers and Cahill Gordon & Reindel LLP, dated the Closing Date, substantially in the form of Exhibit A-7 hereto. In rendering such opinion, Schreck Brignone shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters.

(x)  The Purchasers shall have received an opinion of Henderson & Morgan, LLC, Nevada corporate counsel to Black Hawk, in form and substance satisfactory to the Purchasers and Cahill Gordon & Reindel LLP, dated the Closing Date, substantially in the form of Exhibit A-8 hereto. In rendering such opinion, Henderson & Morgan, LLC shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters.

(xi)  The Purchasers shall have received an opinion, dated the Closing Date, of Cahill Gordon & Reindel LLP, counsel to the Purchasers, with respect to the sufficiency of certain legal matters relating to this Agreement and such other related matters as the Purchasers may require.  In rendering such opinion, Cahill Gordon & Reindel LLP shall have received and may rely upon such certificates and other documents and information as they may reasonably request to pass upon such matters.  In addition, in rendering their opinion, Cahill Gordon & Reindel LLP may state that their opinion is limited to matters of New York, Delaware corporate and federal law.

(xii)  On or prior to the Closing Date, the Company shall have accepted for payment all 2009 Notes validly tendered pursuant to the Tender Offer. The Company, each of its subsidiaries that have issued a guarantee of the 2009 Notes and the Trustee shall have entered into the Supplemental Indenture described in the documentation relating to the Tender Offer and such Supplemental Indenture shall have become effective and operative.

(xiii)  The Purchasers shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Issuers taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(b)                                  The obligation of the Company to issue and sell the Notes to the Purchasers is subject to the conditions that the representations and warranties of the Purchasers contained in this Agreement shall be true and correct on and as of the Closing Date and the Purchasers shall have complied in all material respects with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date.

Documents described as being “in the agreed form” are documents which are in the forms which have been initialed for the purpose of identification by Cahill Gordon & Reindel LLP, copies of which are held by the Company and Credit Suisse, with such changes as the Company and Credit Suisse may approve.

The Company will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. Credit Suisse may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder.

8.                                      Indemnification and Contribution.

(a)                                 The Issuers jointly and severally will indemnify and hold harmless each Purchaser, its officers, partners, members, directors and its affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication or the Exchange Act Reports, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Issuers will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuers by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b)                                 Each Purchaser will severally and not jointly indemnify and hold harmless the Issuers, their directors and officers and each person, if any, who controls the such Issuer within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which such Issuer may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to such Issuer by such Purchaser through Credit Suisse specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Issuer in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the information in the Preliminary and Final Offering Circular furnished on behalf of each Purchaser: the fifth paragraph, the ninth paragraph (the third and fourth sentences only) and the eleventh paragraph under the caption “Plan of Distribution” in the Preliminary Offering Circular and the Final Offering Circular; provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Issuers’ failure to perform their respective obligations under Section 5(a) of this Agreement.

(c)                                  Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d)                                 If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers on the one hand and the Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuers on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuers on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuers bear to the total discounts and commissions received by the Purchasers from the Issuers under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.

(e)                                  The obligations of the Issuers under this Section 8 shall be in addition to any liability which the Issuers may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Purchasers under this Section shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Issuer within the meaning of the Securities Act or the Exchange Act.

9.                                      Default of Purchasers.  If any Purchaser or Purchasers default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount Offered Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, Credit Suisse may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase. If any Purchaser or Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to Credit Suisse and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Issuers, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.

10.                               Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Issuers or their officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Purchasers is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (C), (D), (F), (G) or (H) of Section 7(a)(ii), the Company will reimburse the Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

11.                               Notices.  All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telegraphed and confirmed to the Purchasers, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention:  LCD-IBD, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Jacobs Entertainment, Inc., 17301 W. Colfax Avenue, Suite 250, Golden, Colorado 80401, Attention: Chief Financial Officer; provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Purchaser.

12.                               Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.

13.                               Representation of Purchasers.  You will act for the several Purchasers in connection with this purchase, and any action under this Agreement taken by you will be binding upon all the Purchasers.

14.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15.                               Absence of Fiduciary Relationship.  The Company acknowledges and agrees that:

(a)                                 The Purchasers have been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company and any Purchaser has been created in respect of any of the transactions contemplated by this Agreement or the Preliminary or Final Offering Circular, irrespective of whether any Purchaser has advised or is advising the Company on other matters;

(b)                                 the purchase price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Purchasers and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)                                  the Company has been advised that the Purchasers and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Purchasers have no obligation to disclose such interests and transactions to Company by virtue of any fiduciary, advisory or agency relationship; and

(d)                                 the Company waives, to the fullest extent permitted by law, any claims it may have against any Purchaser for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Purchasers shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

Nothing in this Section 15 is intended to contravene any covenant of good faith that may be applicable to any Purchaser under this Agreement or applicable law.

16.                               Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

The Issuers hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

If the foregoing is in accordance with the Purchasers understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Purchasers in accordance with its terms.

Very truly yours,

JACOBS ENTERTAINMENT, INC.

	By:	/s/ Jeffrey P. Jacobs
		Name:	Jeffrey P. Jacobs
		Title:	Chief Executive Officer

Guarantors:

JACOBS ENTERTAINMENT, INC.

/s/ Jeffrey P. Jacobs
By: Jeffrey P. Jacobs
Its: Chief Executive Officer

JACOBS PIÑON PLAZA ENTERTAINMENT, INC.

/s/ Jeffrey P. Jacobs
By: Jeffrey P. Jacobs
Its: President

JACOBS ELKO ENTERTAINMENT, INC.

/s/ Jeffrey P. Jacobs
By: Jeffrey P. Jacobs
Its: President

/s/ Stephen R. Roark
Stephen R. Roark, signing on behalf of the
entities listed below in the capacity listed
next to each respective entity:

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC., as its President
GOLD DUST WEST CASINO, INC., as its Vice President
GILPIN VENTURES, INC., as its President
JALOU L.L.C., as its President and Manager
JALOU II INC., as its President
[JACOBS ENTERTAINMENT AIRPLANE, LLC, as its President and Manager]

GILPIN HOTEL VENTURE
By: Gilpin Ventures, Inc., its partner

By:	/s/ Stephen R. Roark
Name: Stephen R. Roark
Its: President

By: Black Hawk Gaming & Development Company, Inc., its partner

By:	/s/ Stephen R. Roark
Name: Stephen R. Roark
Its: President

BLACK HAWK/JACOBS ENTERTAINMENT, LLC
By: Black Hawk Gaming & Development Company, Inc.
Its: Authorized Manager

By:	/s/ Stephen R. Roark
Name: Stephen R. Roark
Its: President

DIVERSIFIED OPPORTUNITIES GROUP LTD.
By Jacobs Entertainment, Inc., its Managing Member

By:	/s/ Stephen R. Roark
Name: Stephen R. Roark
Its: Chief Financial Officer

/s/ Stan Guidroz
Stan Guidroz, signing on behalf of the
entities listed below in the capacity listed
next to each respective entity:

WINNER’S CHOICE CASINO, INC., as its President
JACE, INC., as its President
FUEL STOP 36, INC., as its President
HOUMA TRUCK PLAZA & CASINO, L.L.C., as its President and Manager
JALOU - CASH’S L.L.C., its President and Manager
LUCKY MAGNOLIA TRUCK STOP AND CASINO, L.L.C., as its President and Manager
BAYOU VISTA TRUCK PLAZA AND CASINO, L.L.C., as its President and Manager
RACELAND TRUCK PLAZA AND CASINO, L.L.C., as its President and Manager
JRJ PROPERTIES, LLC, as its President and Manager
JALOU OF LAROSE, LLC, as its President and Manager
JALOU BREAUX BRIDGE, LLC, as its President and Manager
JALOU OF JEFFERSON, LLC, as its President and Manager
JALOU EUNICE, LLC, as its President and Manager
JALOU OF ST. MARTIN, L.L.C., as its President and Manager
JALOU DIAMOND L.L.C., as its President and Manager
JALOU MAGIC L.L.C., as its President and Manager

/s/ Ian M. Stewart
Ian M. Stewart, signing on behalf of the
entities listed below in the capacity listed
next to each respective entity:

COLONIAL HOLDINGS, INC., as its President
STANSLEY RACING CORP., as its President
COLONIAL DOWNS, LLC, as its Manager
MARYLAND-VIRGINIA RACING CIRCUIT, INC., as its President
VIRGINIA CONCESSIONS, LLC, as its Vice President

COLONIAL DOWNS, L.P.
By: Stansley Racing Corp., its General Partner

By:	/s/ Ian M. Stewart
Name: Ian M. Stewart
Its: President

The foregoing Purchase Agreement
is hereby confirmed and accepted
as of the date first above written.

Credit Suisse Securities (USA) LLC

By:	/s/ Sung Chun
Name: Sung Chun
Title: Director

Acting on behalf of itself and as the
Representative of the several Purchasers

SCHEDULE A

Manager	Principal Amount of Offered Securities
Credit Suisse Securities (USA) LLC	$85,575,000
CIBC World Markets Corp.	$96,075,000
Libra Securities, LLC	$2,100,000
Wells Fargo Securities, LLC	$15,750,000
KeyBanc Capital Markets, a Division of McDonald Investments, Inc.	$10,500,000
Total	$210,000,000

SCHEDULE B

Subsidiaries of the Company

Subsidiary	Jurisdiction of Incorporation
Jacobs Entertainment, Inc.	Delaware
Diversified Opportunities Group Ltd.	Ohio
Black Hawk Gaming & Development Company, Inc.	Colorado
Black Hawk/Jacobs Entertainment, LLC	Colorado
Gilpin Hotel Venture	Colorado
Gilpin Ventures, Inc.	Colorado
Gold Dust West Casino, Inc.	Nevada
Jacobs Pinon Plaza Entertainment	Nevada
Jalou II, Inc.	Louisiana
Winner’s Choice Casino, Inc.	Louisiana
Jalou L.L.C.	Louisiana
Houma Truck Plaza & Casino, L.L.C.	Louisiana
Jalou — Cash’s L.L.C.	Louisiana
JACE, Inc.	Louisiana
Lucky Magnolia Truck Stop and Casino, L.L.C.	Louisiana
Bayou Vista Truck Plaza and Casino, L.L.C.	Louisiana
Raceland Truck Plaza and Casino, L.L.C.	Louisiana
JRJ Properties, LLC	Louisiana
Fuel Stop 36, Inc.	Louisiana
Jalou of Larose, LLC	Louisiana
Jalou Breaux Bridge, LLC	Louisiana
Jalou of Jefferson, LLC	Louisiana
Jalou of Eunice, LLC	Louisiana
Colonial Holdings, Inc.	Virginia
Stansley Racing Corp.	Virginia
Colonial Downs, L.P.	Virginia
Colonial Downs, LLC	Virginia
Virginia Concessions, LLC	Virginia
Maryland-Virginia Racing Circuit, Inc.	Virginia

SCHEDULE C

Pricing term sheet dated June 9, 2006, a copy of which is attached hereto.

SCHEDULE D

Bloomberg electronic road show slides and accompanying audio recordings (collectively, the “Electronic Road Show”).